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                                                                 EXHIBIT 23.02

                  CONSENT OF KPMG LLP, INDEPENDENT ACCOUNTANTS

We consent to the use of our report included herein dated December 17, 1999, relating to the consolidated balance sheets of Niku Corporation and subsidiaries as of January 31, 1999, and October 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended January 31, 1999, and the nine months ended October 31, 1999. We also consent to the use of our firm under the headings "Selected Consolidated Financial Data" and Experts."

                                       /s/ KPMG LLP

Mountain View, California
December 22, 1999